Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour International Holding B.V.:

We consent to the use of our reports dated January 24, 2013, except as to Note 2 and 10, which is as of March 18, 2013, with respect to the consolidated balance sheet of Endeavour International Holding B.V. as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

March 18, 2013